Cumulus Media Appoints Carol Flaton to Board of Directors

ATLANTA, GA — January 15, 2026: Cumulus Media Inc. (OTCQB: CMLS) today announced the appointment of Carol Flaton to its Board of Directors. Flaton’s appointment follows the resignation of Joan Hogan Gillman from the Board. Both changes are effective January 15, 2026.

"We are pleased to welcome Carol to our board," said Chairman Andrew W. Hobson. “She brings more than three decades of experience in financial services and governance, along with a strong track record of advising companies and serving on boards across a wide range of industries. Her insight and financial acumen will further strengthen the Board as the Company continues to execute its strategy.”

Hobson added, "We thank Joan for her eight years of dedicated service and valuable contributions during her tenure on the Board. Her insight has strengthened the Company in ways that will endure long after her service concludes."

Flaton has held senior leadership roles across financial advisory, investment banking, and risk management, including as a Managing Director at AlixPartners and Lazard, where she advised companies, investors, and boards on complex financial and strategic matters. She currently serves on multiple public and private company boards, including as an independent director of QVC Group, Inc., where she is a member of the Audit and Compensation Committees.

Flaton holds an MBA from IMD in Lausanne, Switzerland, and a BS in Economics and Finance from the University of Delaware.

About Cumulus Media
Cumulus Media (OTCQB: CMLS) is an audio-first media company delivering premium content to a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 395 owned-and-operated radio stations across 84 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, US Soccer, AP News, and the Academy of Country Music Awards, across more than 7,800 affiliated stations through Westwood One, a leading national audio network; and inspires listeners through the Cumulus Podcast Network, an established and influential platform for original podcasts that are smart, entertaining, and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. For more information visit www.cumulusmedia.com.

For further information, please contact:
Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600